Exhibit 99.1
FOR IMMEDIATE RELEASE
Wyndham Worldwide Completes New $943 Million Vacation Ownership
Receivables Conduit Facility
PARSIPPANY, N.J. (November 10, 2008) – Wyndham Worldwide Corporation (NYSE:WYN) today announced it has closed on a new securitized timeshare receivables conduit facility led by JPMorgan Chase Bank, N.A. with seven other participant banks. The 364-day facility bears interest based on variable commercial paper rates plus a spread and has capacity of $943 million.
“The conduit adds valuable liquidity to our financing capability. We are pleased with the execution of this transaction in a challenging credit environment,” said Stephen P. Holmes, Wyndham Worldwide Chairman and Chief Executive Officer.
About Wyndham Worldwide
As one of the world’s largest hospitality companies, Wyndham Worldwide offers individual consumers and business-to-business customers a broad suite of hospitality products and services across various accommodation alternatives and price ranges through its premier portfolio of world-renowned brands. Wyndham Hotel Group encompasses 6,970 franchised hotels and approximately 583,400 hotel rooms worldwide. Group RCI offers its nearly 3.7 million members access to more than 67,000 vacation properties located in approximately 100 countries. Wyndham Vacation Ownership develops, markets and sells vacation ownership interests and provides consumer financing to owners through its network of approximately 145 vacation ownership resorts serving over 800,000 owners throughout North America, the Caribbean and the South Pacific. Wyndham Worldwide, headquartered in Parsippany, N.J., employs more than 32,000 employees globally.
For more information about Wyndham Worldwide, please visit the Company’s web site at www.wyndhamworldwide.com.
Forward-Looking Statements
This press release contains “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, conveying management’s expectations as to the future based on plans, estimates and projections at the time the Company makes the statements. Forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. The forward-looking statements contained in this press release include statements related to the Company’s financing transactions and liquidity.
You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Factors that could cause actual results to differ materially from those in the forward-looking statements include general economic conditions, the performance of the financial and credit markets, the economic environment for the hospitality industry, the impact of war and terrorist activity, operating risks associated with the hotel, vacation exchange and rentals and vacation ownership businesses, as well as those described in the Company’s 2007 Annual Report on Form 10-K, filed with the SEC on February 29, 2008. Except for the Company’s ongoing obligations to disclose material information under the federal securities laws, it undertakes no obligation to release publicly any revisions to any forward-looking statements, to report events or to report the occurrence of unanticipated events.
# # #

Investor contact:	Press contact:

Margo C. Happer	Betsy O’Rourke
Senior Vice President,	Senior Vice President,
Investor Relations	Marketing and Communications
Wyndham Worldwide Corporation	Wyndham Worldwide Corporation
(973) 753-6472	(973) 753-7422
Margo.Happer@wyndhamworldwide.com	Betsy.O’Rourke@wyndhamworldwide.com